EXHIBIT 99


                                     [LOGO]

PROSPECTUS

                                10,000,000 Shares

                             REYNOLDS METALS COMPANY

                                   7% PRIDES*

           Convertible Preferred Stock, Stated Value $47.25 per Share
                                ________________

     The shares offered hereby are 10,000,000 shares of Preferred Redeemable Increased Dividend Equity Securities*, 7% PRIDES*, Convertible Preferred Stock, stated value $47.25 per share ("PRIDES"), of Reynolds Metals Company (the "Company").

     The annual dividend payable with respect to each share of PRIDES is $3.31. Dividends will be cumulative from the date of issuance and will be payable quarterly in arrears on each April 1, July 1, October 1 and December 31, commencing April 1, 1994. The liquidation preference applicable to each share of PRIDES is equal to the sum of (i) the per share price to the public shown below, and (ii) the amount of accrued and unpaid dividends thereon.

     On December 31, 1997 (the "Mandatory Conversion Date"), unless either previously redeemed or converted at the option of the holder, each of the outstanding shares of PRIDES will mandatorily convert into (i) one share of Common Stock, without par value, of the Company (the "Common Stock"), subject to adjustment in certain events, and (ii) the right to receive an amount in cash equal to all accrued and unpaid dividends thereon.

     Shares of PRIDES are not redeemable prior to December 31, 1996. At any time and from time to time on or after December 31, 1996 until immediately prior to the Mandatory Conversion Date, the Company may redeem any or all of the outstanding shares of PRIDES. Upon any such redemption, each holder will receive, in exchange for each share of PRIDES, the number of shares of Common Stock equal to the sum of (i) $48.077, declining after December 31, 1996 as set forth herein to $47.25 until the Mandatory Conversion Date, and (ii) all accrued and unpaid dividends thereon (the "Call Price") divided by the Current Market Price (as defined herein) on the applicable date of determination, but in no event less than .82 of a share of Common Stock.

     At any time prior to the Mandatory Conversion Date, unless previously redeemed, each of the shares of PRIDES is convertible at the option of the holder thereof into .82 of a share of Common Stock (equivalent to a conversion price of $57.622 per share of Common Stock (the "Conversion Price")), subject to adjustment in certain events. The number of shares of Common Stock a holder will receive upon redemption, and the value of the shares received upon conversion, will vary depending on the market price of the Common Stock from time to time, all as set forth herein.

     Dividends on the PRIDES will accrue at a higher rate than the rate at which dividends are currently paid on the Common Stock. The opportunity for equity appreciation afforded by an investment in the shares of PRIDES is less than that afforded by an investment in the Common Stock because the Conversion Price is higher than the per share price to the public of the shares of PRIDES and the Company may, at its option, redeem the shares of PRIDES at any time on or after December 31, 1996 and prior to the Mandatory Conversion Date, and may be expected to do so if, among other circumstances, the Current Market Price of the Common Stock exceeds the Call Price. In such event, a holder of a share of PRIDES will receive less than one share of Common Stock, but no less than .82 of a share of Common Stock. The per share value of the Common Stock received by holders of PRIDES may be more or less than the per share amount paid for the PRIDES offered hereby, due to market fluctuations in the price of the Common Stock. For a detailed description of the terms of the PRIDES, see "Description of PRIDES".

     SEE "INVESTMENT CONSIDERATIONS" FOR CERTAIN CONSIDERATIONS RELEVANT TO THE SHARES OF PRIDES OFFERED HEREBY.

     Application has been made to list the shares of PRIDES on the New York Stock Exchange ("NYSE") and the Chicago Stock Exchange. On January 18, 1994, the last reported sale price of the Common Stock on the NYSE was $47-1/4 per share.

                                ________________

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                 PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY
IS A CRIMINAL OFFENSE.

==============================================================================

                                    Price to      Underwriting   Proceeds to
                                    Public(1)     Discount(2)    Company (1)(3)
______________________________________________________________________________

Per share of PRIDES  . . . . . .    $47.25        $1.30          $45.95
______________________________________________________________________________

Total(4) . . . . . . . . . . . .    $472,500,000  $13,000,000    $459,500,000

==============================================================================
(1)  Plus accrued dividends, if any, from the date of issue.
(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting".
(3)  Before deducting expenses payable by the Company estimated at $401,844.38.
(4) The Company has granted to the Underwriters an option, exercisable within 30 days after the date of this Prospectus, to purchase up to an additional 1,000,000 shares of PRIDES to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discount and Proceeds to Company will be $519,750,000, $14,300,000 and $505,450,000, respectively. See "Underwriting".

                                ________________

     The PRIDES are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, and subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the PRIDES offered hereby will be made in New York, New York, on or about January 25, 1994.

* Service mark of Merrill Lynch & Co., Inc.


Merrill Lynch & Co.                                  CS First Boston

                                ________________

The date of this Prospectus is January 18, 1994.

AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at certain of its Regional Offices, located at: Suite 1400, 500 West Madison Street, Chicago, IL 60661; and 13th Floor, Seven World Trade Center, New York, NY 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such material can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, NY 10005, on which exchange the Common Stock is listed.

     The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "1933 Act"), with respect to the shares of PRIDES offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and to the exhibits thereto for further information with respect to the Company and the shares of PRIDES.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission in accordance with the provisions of the 1934 Act are incorporated herein by reference and made a part hereof: (i) Annual Report on Form 10-K for the year ended December 31, 1992, as amended by Amendments Nos. 1 and 2 on Form 10-K/A;
(ii) definitive Proxy Statement dated March 1, 1993 in connection with the Company's Annual Meeting of Stockholders held on April 21, 1993; (iii) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1993, June 30, 1993, and September 30, 1993; (iv) Current Reports on Form 8-K dated January 18, 1993, April 1, 1993, May 21, 1993, June 10, 1993, July 14, 1993, August 26,
1993, November 23, 1993, December 10, 1993, and December 30, 1993; (v)
description of the Common Stock contained in Exhibit 28.1 to the Company's Annual Report on Form 10-K for the year ended December 31, 1992, as amended; and (vi) description of the Preferred Stock Purchase Rights contained in the Company's Registration Statement on Form 8-A dated November 23, 1987.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Prospectus and before the termination of the offering made by this Prospectus shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will furnish without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the information which has been or may be incorporated herein by reference, other than exhibits to such information unless such exhibits are specifically incorporated by reference into such information. Requests should be addressed to: Secretary, Reynolds Metals Company, 6601 West Broad Street, Richmond, VA 23230 (telephone 804/281-2812).

                                _________________

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SHARES OF PRIDES AND THE COMMON STOCK AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

     The following summary should be read in conjunction with, and is qualified in its entirety by, the detailed information and financial statements (including the notes thereto) incorporated by reference in this Prospectus. Unless otherwise indicated, all information in this Prospectus assumes that the Underwriters' over-allotment option will not be exercised.

                                   The Company

     The Company, together with its consolidated subsidiaries, is a producer of metals and other materials through its worldwide operations. It serves global markets as a supplier and recycler of aluminum and other products, with its core business being as an integrated producer of a wide variety of value-added aluminum products. The Company produces alumina, carbon products and primary and reclaimed aluminum, principally to supply the needs of its fabricating operations. These fabricating operations produce aluminum sheet, plate, can, foil and extruded products (including heat exchanger tubing, drive shafts, bumpers and windows), flexible packaging and wheels, among other items. The Company also produces a broad range of plastic products, including film, bags, containers and lids, for consumer products, foodservice and packaging uses.
The Company markets an extensive line of consumer products under the Reynolds brand name, including the well-known Reynolds Wrap aluminum foil. The Company is also a gold producer through operations in Western Australia.

     The Company's strategy is to continue improving its competitive position as an integrated producer of value-added aluminum products, with emphasis on growth opportunities in its core downstream fabricating operations, and to expand its packaging and consumer products business. The Company has undertaken continuing intensive cost reduction and performance improvement programs to improve its competitiveness that include work force reductions, permanent closures of higher cost facilities, disposal of uneconomic and non-core assets, and operational and organizational restructuring. To strengthen its downstream fabricating operations, the Company, among other things, has acquired Miller Brewing Company's aluminum can and end manufacturing operations, increasing the Company's U.S. can-making capacity by almost 50%; has announced plans to expand its can-making capacity in South America by participating in the construction of two can plants in Brazil and Chile; has completed an expansion of an aluminum wheel plant to serve the automotive market; and is nearing start-up of a new fabricating plant in Indiana that will produce aluminum automotive extruded components. The Company's packaging and consumer products business has been enhanced by the addition of new products, such as Reynolds Micro-Redi microwavable containers, the reintroduction of its Reynolds Cut-Rite wax paper sandwich bags, and the expansion of facilities such as its plastics plant in Grottoes, Virginia.

                                  The Offering

Securities . . . . . . . . .   The PRIDES are shares of convertible preferred
                               stock and rank prior to the Common Stock as to payment of dividends and distribution of assets upon liquidation. The PRIDES mandatorily convert into shares of Common Stock on December
                               31, 1997 (the "Mandatory Conversion Date"), and the Company has the option to redeem the shares of PRIDES, in whole or in part, at any time and from time to time on or after December 31, 1996 and prior to the Mandatory Conversion Date at the Call Price (as defined herein), payable in shares of Common Stock. In addition, the PRIDES are convertible into shares of Common Stock at the option of the holder at any time prior to the Mandatory Conversion Date as set forth below.

Dividends. . . . . . . . . .   Holders of shares of PRIDES will be entitled to
                               receive annual cumulative dividends at a rate per annum of 7% of the stated value (equivalent to a rate of $3.31 per annum for each share of PRIDES), from the date of initial issuance, payable quarterly in arrears on each April 1, July 1, October 1 and December 31, or, if any such date is not a business day, on the next succeeding business day, commencing April 1, 1994. See "Description of PRIDES - Dividends".


Mandatory Conversion . . . .   On the Mandatory Conversion Date, unless
                               previously redeemed or converted, each
                               outstanding share of PRIDES will mandatorily convert into (i) one share of Common Stock, subject to adjustment in certain events, and
                               (ii) the right to receive cash in an amount equal to all accrued and unpaid dividends thereon (other than previously declared dividends payable to a holder of record on a prior date). See "Description of PRIDES -
                               Mandatory Conversion of PRIDES". The value of the Common Stock that may be received by holders of PRIDES upon their mandatory conversion may be more or less than the amount paid for the PRIDES offered hereby due to market fluctuations in the price of the Common Stock.

Optional Redemption. . . . .   Shares of PRIDES are not redeemable prior to
                               December 31, 1996. At any time and from time to time on or after December 31, 1996 until immediately prior to the Mandatory Conversion
                               Date, the Company may redeem any or all of the outstanding shares of PRIDES. Upon any such redemption, each holder will receive, in exchange for each share of PRIDES, the number of shares of Common Stock equal to the sum of (i)
                               $48.077, declining after December 31, 1996 as set forth herein to $47.25 until the Mandatory
                               Conversion Date, and (ii) all accrued and unpaid dividends thereon (the "Call Price") divided by the Current Market Price (as defined herein) on the applicable date of determination, but in no event less than .82 of a share of Common Stock.
                               See "Description of PRIDES - Optional
                               Redemption".  The number of shares of Common
                               Stock to be delivered in payment of the
                               applicable Call Price will be determined on the basis of the Current Market Price of the Common
                               Stock prior to the announcement of the
                               redemption, and the market price of the Common
                               Stock may vary between the date of such
                               determination and the subsequent delivery of such shares.

Conversion at the
Option of the Holder . . . .   At any time prior to the Mandatory Conversion
                               Date, unless previously redeemed, each share of PRIDES is convertible at the option of the holder thereof into .82 of a share of Common
                               Stock, equivalent to a conversion price of $57.622 per share of Common Stock (the
                               "Conversion Price"), subject to adjustment as described herein. The number of shares of Common Stock a holder will receive upon redemption, and the value of the shares received upon conversion, will vary depending on the market price of the Common Stock from time to time, all as set forth herein. The right of holders to convert shares of PRIDES called for redemption will terminate immediately prior to the close of business on the redemption date.
                               See "Description of PRIDES - Conversion at the
                               Option of the Holder".

Enhanced Dividend Yield;
Less Equity Appreciation
Than Common Stock. . . . . .   Dividends will accrue on the PRIDES at a higher
                               rate than the rate at which dividends are currently paid on the Common Stock. The opportunity for equity appreciation afforded by an investment in the PRIDES is less than that afforded by an investment in the Common Stock because the Conversion Price is higher than the per share price to the public of the shares of PRIDES and the Company may, at its option, redeem the shares of PRIDES at any time on or after December 31, 1996 and prior to the Mandatory Conversion Date, and may be expected to do so if, among other circumstances, the Current Market Price of the Common Stock exceeds the Call Price. In such event, a holder of a share of PRIDES will receive less than one share of Common Stock, but no less than .82 of a share of Common Stock. A holder may also surrender for conversion any PRIDES called for redemption up to the close of business on the redemption date, and a holder that so elects to convert will receive .82 of a share of Common Stock per share of PRIDES. The per share value of Common
                               Stock received by holders of PRIDES may be more or less than the per share amount paid for the PRIDES offered hereby, due to market fluctuations in the price of Common Stock. See
                               "Description of PRIDES -Enhanced Dividend Yield;
                               Less Equity Appreciation than Common Stock".

Voting Rights. . . . . . . .   The holders of shares of PRIDES will have the
                               right with the holders of Common Stock to vote in the election of Directors and upon each other matter coming before any meeting of the holders of Common Stock on the basis of 4/5 of a vote for each share of PRIDES. On such matters, the holders of shares of PRIDES and the holders of Common Stock will vote together as one class except as otherwise provided by law or the Company's Restated Certificate of Incorporation.
                               In addition, (i) in the event that dividends on the shares of PRIDES or any other series of Preferred Stock (as defined herein) with like voting rights are in arrears and unpaid for six quarterly dividend periods, and in certain other circumstances, the holders of shares of PRIDES
                               (voting separately as a class with holders of all other series of outstanding Preferred Stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote, on the basis of one vote for each share of PRIDES, for the election of two Directors of the Company, such Directors to be in addition to the number of Directors constituting the Board of Directors immediately prior to the accrual of such right, and (ii) the holders of the shares of PRIDES will have voting rights with respect to certain alterations of the Company's Restated
                               Certificate of Incorporation and certain other matters, voting on the same basis or separately as a series. See "Description of PRIDES -
                               Voting Rights" and "Description of Capital Stock
                               - Common Stock".

Liquidation Preference
and Ranking. . . . . . . . .   The shares of PRIDES will rank prior to the
                               Common Stock as to payment of dividends and distribution of assets upon liquidation. The liquidation preference of each share of PRIDES is an amount equal to the sum of (i) the per share price to the public shown on the cover page of this Prospectus and (ii) all accrued and unpaid dividends thereon. See "Description of PRIDES - Dividends" and "Liquidation Rights".

New York Stock Exchange
Symbol of Common Stock . . .   RLM

Listing. . . . . . . . . . .   Application has been made to list the PRIDES on
                               the New York Stock Exchange and the Chicago
                               Stock Exchange under the symbol "RLMPrD".

Use of Proceeds. . . . . . .   The net proceeds to the Company from the sale of
                               the PRIDES offered hereby will be used, together with internally generated funds, (i) to repay a portion of the short-term indebtedness incurred in connection with the acquisition of Miller
                               Brewing Company's aluminum beverage can and end manufacturing operations and (ii) for general corporate purposes, which may include funding a portion of the Company's 1994 capital expenditure program and supporting strategic expansion of the Company's core businesses, either by construction of new facilities or acquisitions, with focus in the areas of cans, packaging and wheels.


                            INVESTMENT CONSIDERATIONS

Recent Losses

     The Company has reported net losses in recent periods and anticipates a loss for 1993. For 1992, the Company reported a net loss of $748.8 million, or $12.56 per share. Of that amount, $639.6 million represented the cumulative effects of adopting Statement of Financial Accounting Standards No. 106-Employers' Accounting for Postretirement Benefits Other Than Pensions and No. 109-Accounting for Income Taxes. See "Selected Financial Information - Accounting Changes". For the first nine months of 1993, the Company reported a net loss of $83.5 million, or $1.40 per share. Earnings were insufficient to cover combined fixed charges and preferred stock dividends in 1992 and for the first nine months of 1993. See "Selected Financial Information". No assurance can be given that earnings will be adequate in future periods to cover such amounts.

     The Company expects to report an operating loss for the fourth quarter of 1993. In addition, the Company has decided to take restructuring actions that will result in after-tax charges for 1993 of approximately $200 million to $225 million, or $3.35 to $3.75 per share. See "Recent Developments". Unless the aluminum pricing conditions discussed below improve, it will be difficult for the Company to return to profitability in 1994.

     In the second quarter of 1993, the Board of Directors of the Company reduced the quarterly dividend on the Common Stock from $0.45 to $0.25 per share, citing current and expected business conditions over the next twelve to eighteen months. The dividend reduction will reduce the Company's cash outlays by approximately $48 million per year. See "Common Stock Prices and Dividends".

     The Company has undertaken intensive cost reduction and performance improvement programs and remains optimistic about the long-term prospects for aluminum, particularly in view of strong growth opportunities in the Company's major markets, such as automotive and packaging. However, the Company's operating results continue to be adversely affected by historically low aluminum prices and continuing recessions abroad, particularly in Europe and Japan. No prediction can be made with certainty as to the timing or magnitude of any improvement in the Company's future operating results.

Industry Conditions

     A worldwide oversupply of aluminum, caused by high exports from the Commonwealth of Independent States ("CIS"), start-up of substantial new capacity in the industry and economic weakness, has severely depressed the price of aluminum on world commodity markets. This supply-demand imbalance, with its resultant effect on prices, has dramatically affected the aluminum industry and the Company. The timing and magnitude of any improvements in these conditions cannot be predicted with certainty.

     Multilateral government negotiations are underway seeking to develop strategies to integrate the CIS aluminum industries into the world market. Whether such negotiations will be successful, and their ultimate effect on the supply-demand imbalance if successful, cannot be predicted with certainty. If multilateral negotiations are unsuccessful, unilateral trade sanctions (including, for example, import quotas or anti-dumping actions) may be pursued by governments or private parties. Such sanctions, if implemented, could result in improved prices in certain countries or regions but could also negatively impact the Company's globally integrated operations. The overall impact such sanctions might have on the Company's results of operations or competitive position therefore cannot be predicted with certainty.

Competition

     The markets for most aluminum products are highly competitive. The Company's principal competitors in the sale in North America of products derived from primary aluminum are ten other domestic companies, a Canadian company and other foreign companies. The Company also faces competition from producers of reclaimed aluminum and plastic products and fabricators of aluminum, among others. The Company's principal competitors in Europe are seven major multinational producers and a number of smaller European producers of aluminum semifabricated products. Certain of these competitors are larger than the Company in terms of total assets and operations and have greater financial resources. In addition, aluminum competes with other materials for various applications, such as steel, plastics and glass, among others.

Environmental Regulation

     The Company has spent and will spend substantial capital and operating amounts relating to ongoing compliance with environmental laws, including regulations to be implemented under the Clean Air Act Amendments of 1990 (the "Act"). For example, based on information currently available, the Company estimates that compliance with the Act's hazardous air pollutant standards would require in excess of $200 million of capital expenditures beginning in the latter half of this decade at the Company's U.S. primary aluminum production plants. The ultimate effect of the Act on such plants and the Company's other operations (and the actual amount of any such capital expenditures) will depend on how the Act is interpreted and implemented pursuant to regulations that are currently being developed and on such additional factors as the evolution of environmental control technologies and the economic viability of such operations at the time. As a result of threatened legal proceedings relating to the Company's Massena, New York primary aluminum production plant, significant portions of these capital expenditures might have to be accelerated. If this occurs, the Company would have to consider whether such expenditures would be prudent under prevailing economic conditions and in light of the uncertainty as to standards ultimately to be imposed by the Act. If the Company determined such expenditures were not prudent, its alternatives would include curtailment of operations at the Massena plant. Any such curtailment would not be expected to have a material adverse effect on the Company's financial position or its ongoing results of operations.

     In addition, the Company has been identified as a potentially responsible party ("PRP") and is involved in remedial investigations and remedial actions under the Comprehensive Environmental Response, Compensation and Liability Act and similar state laws regarding the past disposal of wastes at approximately 42 sites in the United States. Such statutes may impose joint and several liability for the costs of such remedial investigations and actions on the entities that arranged for disposal of the wastes, the waste transporters that selected the disposal sites and the owners and operators of such sites; responsible parties (or any one of them, including the Company) may be required to bear all of such costs regardless of fault, legality of the original disposal or ownership of the disposal site. The Company has also been notified that it may be a PRP at certain additional sites. In addition, the Company is investigating possible environmental contamination, which may also require remedial action, at certain of its present and former United States manufacturing facilities, including contamination by polychlorinated biphenyls at its Massena, New York primary aluminum production plant which will require remediation.

     The Company's policy is to accrue remediation costs when it is probable that such efforts will be required and the related costs can be reasonably estimated. Estimated costs for future environmental compliance and remediation are necessarily imprecise due to such factors as the continuing evolution of environmental laws and regulatory requirements, the availability and application of technology, the identification of presently unknown remediation sites and the allocation of costs among PRP's. On a quarterly basis, the Company evaluates the status of all significant existing or potential environmental issues, develops or revises estimates of costs to satisfy known remediation requirements and adjusts its accruals accordingly; at September 30, 1993, the accrual was $303.0 million. Based upon information presently available, the Company does not expect that such future costs will have a material adverse effect on its competitive or financial position or its ongoing results of operations. However, it is not possible to predict the amount or timing of future costs of environmental remediation requirements which may subsequently be determined. Such costs could be material to future quarterly or annual results of operations.

                                   THE COMPANY

     The Company, together with its consolidated subsidiaries, is a producer of metals and other materials through its worldwide operations. It serves global markets as a supplier and recycler of aluminum and other products, with its core business being as an integrated producer of a wide variety of value-added aluminum products. The Company produces alumina, carbon products and primary and reclaimed aluminum, principally to supply the needs of its fabricating operations. These fabricating operations produce aluminum sheet, plate, can, foil and extruded products (including heat exchanger tubing, drive shafts, bumpers and windows), flexible packaging and wheels, among other items. The Company also produces a broad range of plastic products, including film, bags, containers and lids, for consumer products, foodservice and packaging uses.
The Company markets an extensive line of consumer products under the Reynolds brand name, including the well-known Reynolds Wrap aluminum foil. The Company's largest market is packaging and containers, which includes consumer products. The Company is also a gold producer through operations in Western Australia.

     The Company's strategy is to continue improving its competitive position as an integrated producer of value-added aluminum products, with emphasis on growth opportunities in its core downstream fabricating operations, and to expand its packaging and consumer products business. The Company has undertaken continuing intensive cost reduction and performance improvement programs to improve its competitiveness that include work force reductions, permanent closures of higher cost facilities, disposal of uneconomic and non-core assets, and operational and organizational restructuring. To strengthen its downstream fabricating operations, the Company, among other things, has acquired Miller Brewing Company's aluminum can and end manufacturing operations, increasing the Company's U.S. can-making capacity by almost 50%; has announced plans to expand its can-making capacity in South America by participating in the construction of two can plants in Brazil and Chile; has completed an expansion of an aluminum wheel plant to serve the automotive market; and is nearing start-up of a new fabricating plant in Indiana that will produce aluminum automotive extruded components. The Company's packaging and consumer products business has been enhanced by the addition of new products, such as Reynolds Micro-Redi microwavable containers, the reintroduction of its Reynolds Cut-Rite wax paper sandwich bags, and the expansion of facilities such as its plastics plant in Grottoes, Virginia.

     To describe more fully the nature of its operations, the Company has separated its vertically integrated operations into two areas: (1) Production and Processing and (2) Finished Products and Other Sales.

     Production and Processing includes the refining of bauxite into alumina, calcination of petroleum coke and production of prebaked carbon anodes, all of which are vertically integrated with aluminum production and processing plants. These plants produce and sell primary and reclaimed aluminum and a wide range of semifinished aluminum mill products, including flat rolled products, extruded and drawn products and other aluminum products. Examples of flat rolled products include aluminum can stock and machined plate. Examples of extruded and drawn products include heat exchanger tubing, drive shafts and bumpers. Production and Processing also includes the sale of gold and other nonaluminum products, technology, and various licensing, engineering and other services related to the production and processing of aluminum.

     Finished Products and Other Sales includes the manufacture and distribution of various finished aluminum products, such as cans, containers, flexible packaging products, foodservice and household foils, laminated and printed foil and aluminum building products. Finished Products and Other Sales also includes the sale of plastic bags and food wraps, plastic lidding and container products, plastic film packaging, composite and nonaluminum building products, and printing cylinders and machinery.

     The Company's branded consumer products include recognized names such as:
Reynolds Wrap aluminum foil, Reynolds Plastic Wrap, Reynolds Crystal Color Plastic Wrap, Reynolds Cut-Rite wax paper, Reynolds Freezer Paper and Reynolds Baker's Choice baking cups.

Raw Materials and Aluminum Production

     The Company has long-term arrangements to obtain bauxite and also obtains bauxite in the open market. The Company refines bauxite into alumina at its plant in Texas and also acquires alumina from two joint ventures in which it has interests, one located in Western Australia and one in Germany. See the next paragraph regarding recent reductions in alumina production at the Texas alumina plant.

     The Company owns and operates three primary aluminum production plants in the United States and one in Canada. The Company is also entitled to a share of the primary aluminum produced at three joint ventures in which it participates, located in Canada, Germany, and Ghana. In addition, the Company buys primary aluminum on the open market. Due to the continuing worldwide aluminum supply-demand imbalance, the Company has temporarily shut down 88,000 metric tons of primary aluminum production capacity at two U.S. plants (Massena, New York and Longview, Washington), effective in the fourth quarter of 1993. Taking into account this latest curtailment, the Company has idled a total of 209,000 metric tons, or 21% of its 991,000 metric tons of primary aluminum capacity. The Company's Troutdale, Oregon plant, with a capacity of 121,000 metric tons, has been idle for over two years. In order to balance its alumina supply system, the Company has temporarily reduced production by 20% at its alumina plant in Texas in connection with the latest curtailment. Production at the Texas alumina plant was previously reduced in connection with the Troutdale curtailment; at December 1, 1993, the plant was operating at 64% of capacity.

     The Company produces reclaimed aluminum from aluminum scrap at facilities located in Virginia and Alabama. See "Recent Developments".

Fabricating Operations

     The Company's semifinished and finished aluminum products and nonaluminum products are produced at numerous domestic and foreign plants wholly or partly owned by the Company. The Company's products are generally sold to producers and distributors of industrial and consumer products in various geographic markets including the United States, Canada and Europe, among others. For additional information, see "Recent Developments".

Precious Metals

     The Company owns the Mt. Gibson and Marvel Loch gold projects and is a 40% participant in the Boddington gold project, all located in Western Australia. In 1992, Mt. Gibson produced for the Company's account 31,900 ounces of gold, Boddington produced for the Company's account 138,300 ounces of gold and the Marvel Loch gold project produced 101,200 ounces. For additional information, see "Recent Developments".

General Information

     The Company is a Delaware corporation with its principal executive offices located at 6601 West Broad Street, Richmond, VA 23230 (telephone 804/281-2000).

                               RECENT DEVELOPMENTS

     In the second quarter of 1993, the Company completed the sale of its Michigan aluminum reclamation plant to ALRECO Acquisition Corp., a subsidiary of FFS Inc.

     In the second quarter of 1993, the Company acquired the remaining 50% interest in the Mt. Gibson gold project that it did not own. In September 1993, the Company announced that it had retained Chemical Bank to assist it with the possible sale of its 40% interest in the Boddington gold project.

     On November 1, 1993, the Company acquired the aluminum beverage can and end manufacturing operations of Miller Brewing Company ("Miller"), increasing the Company's U.S. aluminum can capacity by almost 50 percent to 16 billion cans per year. Included in the purchase were five plants located in Wisconsin, New York, Texas, North Carolina and Georgia, having a combined annual capacity of 5 billion aluminum beverage cans and ends. The Company also entered into a long-term supply agreement with Miller to supply substantially all of Miller's aluminum beverage can requirements.

     The Company has decided to take actions to restructure certain of its operations, principally in the fabricating area, to improve worldwide performance at a time of extremely difficult market conditions in the aluminum industry. The restructuring actions are in line with the Company's strategy of redirecting resources to those areas that meet its goal of profitable growth within the Company's core businesses. The Company currently estimates that the restructuring actions will result in aggregate charges for 1993 ranging from approximately $200 million to approximately $225 million, after tax, or $3.35 to $3.75 per share. The Company expects to announce the amount of the charge with fourth quarter 1993 results by the end of January 1994. The most significant operations affected will be portions of the Company's business conducted at its McCook, Illinois sheet and plate plant.

     As a result of its ongoing review of the economic viability of certain of its operations, the Company decided in mid-November 1993 to discontinue production of extruded irrigation tubing at its Torrance, California facility, idling the extrusion press at such facility effective December 31, 1993, and to eliminate extruded shapes operations at its Louisville, Kentucky extrusion plant, focusing instead on production of heat exchanger tubing products. The effects of these restructuring actions are included in the estimated charges discussed above.

                                 USE OF PROCEEDS

     The net proceeds to the Company from the sale of the shares of PRIDES offered hereby will be approximately $459.1 million (approximately $505.0 million if the Underwriters' over-allotment option is exercised in full). The proceeds will be used, together with internally generated funds, (i) to repay a portion of the short-term indebtedness (currently bearing interest at an average annual rate of approximately 3.25%) incurred in connection with the acquisition of Miller's aluminum beverage can and end manufacturing operations and (ii) for general corporate purposes, which may include funding a portion of the Company's 1994 capital expenditure program and supporting strategic expansion of the Company's core businesses, either by construction of new facilities or acquisitions, with focus in the areas of cans, packaging and wheels.

     To the extent the proceeds are not immediately applied for such purposes, they will initially be invested in short-term marketable securities.

                                 CAPITALIZATION

     The following table sets forth the unaudited consolidated capitalization of the Company at September 30, 1993, and as adjusted to reflect the issuance and sale of the shares of PRIDES offered hereby (after deduction of the underwriting discount and estimated expenses):

                                        As of September 30, 1993
                                               (Unaudited)
                                   ______________________________________

                                        Actual              As Adjusted
                                        ______              ___________

                                               (In millions)

Long-term debt, less current
  portion of $61.6 million . . . . . $1,980.2                $1,980.2

Stockholders' Equity:
   PRIDES offered hereby . . . . . .      -                     459.1
   Common stock. . . . . . . . . . .    754.5                   754.5
   Retained earnings . . . . . . . .  1,207.4                 1,207.4
   Cumulative currency
     translation adjustments . . . .   (48.0)                  (48.0)
   Pension liability adjustment. . .   (36.3)                  (36.3)
                                     ________                ________

   Total Stockholders' Equity. . . .  1,877.6                 2,336.7
                                     ________                ________

   Total Capitalization. . . . . . . $3,857.8                $4,316.9
                                     ========                ========

     The Company has decided to take actions to restructure certain of its operations which will result in charges for 1993. See "Recent Developments".

                        COMMON STOCK PRICES AND DIVIDENDS

     The high and low sales prices for the Common Stock as reported on the NYSE Composite Tape and the dividends declared per share during the periods indicated are set forth below:


                                            High        Low       Dividends
                                            ____        ___       _________

1992
   First Quarter . . . . . . . . . .     $59-3/8      $48-7/8       $.45
   Second Quarter. . . . . . . . . .      64-3/8       54            .45
   Third Quarter . . . . . . . . . .      60-1/2       48-5/8        .45
   Fourth Quarter. . . . . . . . . .      56-5/8       47            .45
1993
   First Quarter . . . . . . . . . .     $58-7/8      $48-5/8       $.45
   Second Quarter. . . . . . . . . .      49           42            .25
   Third Quarter . . . . . . . . . .      52-3/4       41-5/8        .25
   Fourth Quarter. . . . . . . . . .      48-7/8       41-1/8        .25
1994
   First Quarter
     (through January 18, 1994). . .     $51-1/4      $44-7/8

     See the cover page of this Prospectus for a recent price of the Common
Stock.

     Certain credit agreements of the Company impose restrictions on the declaration or payment of dividends on shares of capital stock of the Company if specified events of default have occurred and are continuing. See "Description of Capital Stock - Common Stock - Dividend Rights and Restrictions on Payment of Dividends". In addition, dividends on the Common Stock may not be paid if there are any unpaid accrued dividends on the Company's outstanding Preferred Stock, which will consist of the shares of PRIDES which are being offered hereby, and may include, upon the occurrence of certain events described in "Description of Capital Stock - Common Stock - Preferred Stock Purchase Rights", the Company's Series A Junior Participating Preferred Stock.

                         SELECTED FINANCIAL INFORMATION

     The following table sets forth selected financial information relating to the Company and its consolidated subsidiaries for the five years ended December 31, 1992 and for the nine months ended September 30, 1992 and 1993. The annual amounts (except for the ratio of earnings to combined fixed charges and preferred stock dividends) were derived from the consolidated financial statements and exhibits of the Company and its consolidated subsidiaries contained in the Company's Annual Reports on Form 10-K for the years ended December 31, 1992, as amended, and 1990. The amounts for the nine-month periods (except for the ratio of earnings to combined fixed charges and preferred stock dividends and the balance sheet data for the 1992 nine-month period) were derived from the unaudited consolidated financial statements of the Company and its consolidated subsidiaries contained in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1993. The amounts for the nine-month periods are unaudited; however, in the opinion of the Company, all adjustments (consisting only of normal recurring accruals) necessary for a fair statement of the results of operations for such periods have been made. Results for interim periods are not necessarily indicative of results for a full year. This information should be read in conjunction with the consolidated financial statements and notes thereto incorporated by reference herein. See "Incorporation of Certain Documents by Reference".

                                                                                   Nine Months Ended
                                      Years Ended December 31,                        September 30,
_______________________________________________________________________________________________________
                                      1988     1989      1990      1991      1992       1992      1993
                                    _______  ________  ________  ________  ________  ________  ________

                                            (In millions, except per share and ratio amounts)
Income Statement Data:

Net sales . . . . . . . . . . .    $5,567.1  $6,143.1  $6,022.4  $5,730.1  $5,592.6  $4,246.9  $3,922.9
Equity, interest and other
   income . . . . . . . . . . .        51.5      68.0      53.3      54.4      27.7      20.1      18.1
Gain on sale of investment. . .         -         -         -         -        36.1      36.1       -
                                    5,618.6   6,211.1   6,075.7   5,784.5   5,656.4   4,303.1   3,941.0
                                    _______   _______   _______   _______   _______   _______   _______

Cost of products sold . . . . .     4,292.0   4,775.9   4,823.4   4,760.2   4,761.9   3,604.6   3,472.7
Selling, administrative and
   general expenses . . . . . .       339.0     364.1     370.1     378.0     368.7     274.4     265.6
Depreciation and amortization .       183.6     199.8     214.2     265.1     284.0     213.0     213.8
Interest expense. . . . . . . .       145.3     113.0      96.1     160.9     166.8     126.0     120.6
Provision for estimated
   environmental costs. . . . .         -         -       150.0       -       164.0      10.0       -
Operational restructuring
   and asset revaluation
   costs. . . . . . . . . . . .         -         -         -         -       106.4      21.0       -
                                    _______   _______   _______   _______   _______   _______   _______
                                    4,959.9   5,452.8   5,653.8   5,564.2   5,851.8   4,249.0   4,072.7
                                    _______   _______   _______   _______   _______   _______   _______

Income (loss) before income
   taxes and cumulative effects
   of accounting changes. . . .       658.7     758.3     421.9     220.3   (195.4)      54.1   (131.7)
Taxes on income (credit). . . .       176.7     225.6     125.3      66.2    (86.2)      11.2    (48.2)
                                    _______   _______   _______   _______   _______   _______   _______

Income (loss) before cumulative
   effects of accounting
   changes  . . . . . . . . . .       482.0     532.7     296.6     154.1   (109.2)      42.9    (83.5)
Cumulative effects of accounting
   changes  . . . . . . . . . .         -         -         -         -     (639.6)   (639.6)       -
                                    _______   _______   _______   _______   _______   _______   _______


Net income (loss)(a). . . . . .     $ 482.0   $ 532.7   $ 296.6   $ 154.1 $ (748.8) $ (596.7)  $ (83.5)
                                    =======   =======   =======   ======= ========= =========  ========

Amounts per common share
   Primary earnings (losses). .     $  9.01   $  9.20   $  5.01   $  2.60 $ (12.56) $ (10.01)  $ (1.40)
                                    =======   =======   =======   ======= ========= =========  ========

   Cash dividends declared. . .     $   .90   $  1.70   $  1.80   $  1.80  $  1.80   $  1.35    $   .95
                                    =======   =======   =======   =======  ========  ========   =======

Ratio of earnings to combined
  fixed charges and preferred
  stock dividends(b) . . . . .          4.5       5.6       3.1       1.9       -         1.3       -

Balance Sheet Data:

Total assets . . . . . . . . .     $5,031.7  $5,555.6  $6,527.1  $6,685.3  $6,897.0  $6,972.8  $6,832.3
                                   ========  ========  ========  ========  ========  ========  ========

Long-term debt, excluding
   convertible subordinated
   debentures (c). . . . . . .     $1,080.1  $1,115.2  $1,741.5  $1,854.3  $1,797.7  $1,778.9  $1,980.2
                                   ========  ========  ========  ========  ========  ========  ========

Total stockholders' equity . .     $2,040.1  $2,684.1  $2,928.4  $2,960.1  $2,060.0  $2,327.3  $1,877.6
                                   ========  ========  ========  ========  ========  ========  ========

_____________

(a)  Third quarter 1993 results included an after-tax charge of $8.0 million ($0.13 per share) to cover the costs of the temporary curtailment of 88,000 metric tons of primary aluminum production capacity.
See "The Company--Raw Materials and Aluminum Production".
(b)  The ratios of earnings to combined fixed charges and preferred stock dividends are not presented for 1992 or for the nine months ended September 30, 1993 because earnings were inadequate to cover combined fixed charges and preferred stock dividends by approximately $209 million and $144 million, respectively.  During the periods presented through the date hereof, no preferred stock was outstanding.
(c)  In the first quarter of 1989, the Company called for redemption its 6% convertible subordinated debentures due 2012, which were convertible into Common Stock of the Company.  The Company issued approximately 5.2 million shares of Common Stock upon conversion of substantially all of the $199.9 million of such debentures.


Accounting Changes

    In the fourth quarter of 1992, the Company elected early adoption of Statement of Financial Accounting Standards (FAS) No. 106-Employers' Accounting for Postretirement Benefits Other Than Pensions and No. 109-Accounting for Income Taxes. The cumulative effects, as of January 1, 1992, of adopting FAS 106 and FAS 109 were charges of $610.0 million (net of taxes of $365.0 million) and $29.6 million, respectively. The adoption of FAS 106 resulted in a decrease in income before the cumulative effects of accounting changes for 1992 of $32.5 million ($52.0 million before tax) or $0.54 per share, while the effect of adoption of FAS 109 on income before the cumulative effects of accounting changes for the year was not significant.

                          DESCRIPTION OF CAPITAL STOCK

    The Company is authorized by its Restated Certificate of Incorporation to issue a total of 221,000,000 shares of capital stock, consisting of (i) 200,000,000 shares of common stock, without par value (the "Common Stock"),
(ii) 20,000,000 shares of preferred stock, without par value (the "Preferred Stock"), and (iii) 1,000,000 shares of second preferred stock, $100 par value (the "Second Preferred Stock"). Shares of Preferred Stock and Second Preferred Stock are issuable in one or more series, each with such designations, preferences, rights, qualifications, limitations and restrictions as the Board of Directors of the Company may determine in resolutions providing for their issuance.

    As of December 31, 1993, there were issued, outstanding and entitled to vote 60,488,863 shares of Common Stock. No shares of Preferred Stock or Second Preferred Stock are currently outstanding, although the Board of Directors has adopted resolutions authorizing the issuance of up to 2,000,000 shares of a Series A Junior Participating Preferred Stock, without par value, issuable upon the occurrence of certain events as described below in the section entitled "Common Stock - Preferred Stock Purchase Rights". See also "Description of PRIDES".

Common Stock

    Dividend Rights and Restrictions on Payment of Dividends. Holders of Common Stock are entitled to receive dividends, when and as declared by the Board of Directors, subject to restrictions which may be imposed by (i) resolutions providing for the issuance of series of Preferred Stock (including the PRIDES) or Second Preferred Stock; and (ii) certain credit agreements of the Company, as described below. Dividends on Preferred Stock and Second Preferred Stock may be cumulative, and no payments or distributions (except in Common Stock or other junior stock) may be made on Common Stock, nor may any Common Stock be acquired by the Company, unless all past and current dividends on Preferred Stock and Second Preferred Stock have been paid or provided for. Under certain of the Company's credit agreements, the Company may not declare or pay dividends on, make any payment on account of, or set apart assets for a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of, any shares of capital stock of the Company, nor may the Company make any other distribution in respect thereof, if specified events of default (including payment defaults and events relating to bankruptcy, insolvency or reorganization) have occurred and are continuing. No such events of default have occurred.

    Voting Rights. Holders of Common Stock are entitled to one vote for each share held of record and are not entitled to cumulate votes for the election of directors. As a consequence, holders of more than 50% of the shares of Common Stock voting for the election of directors can elect all of the directors if they so choose; in such event, the holders of the remaining shares of Common Stock would not be able to elect any directors. Holders of Common Stock have voting powers on all matters requiring approval of stockholders, other than certain matters subject to the voting rights of holders of the Company's Preferred Stock and Second Preferred Stock to the extent provided in the applicable resolutions authorizing their issuance or otherwise under Delaware law.

    Liquidation Rights. In the event of liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in the assets of the Company remaining after payment or provision for payment of all the Company's debts and other liabilities and after the holders of any outstanding series of Preferred Stock and Second Preferred Stock have been paid the full preferential amounts due them. Any preferential rights to be accorded holders of Preferred Stock and Second Preferred Stock will be set forth in resolutions of the Board of Directors authorizing issuance of any series.

    Preemptive Rights; Assessability. Holders of Common Stock have no preemptive or conversion rights and there are no redemption or sinking fund provisions applicable thereto. The outstanding shares of Common Stock are fully paid and non-assessable.

    Transfer Agent and Registrar. The transfer agent and registrar for the Common Stock is Mellon Securities Trust Company, 85 Challenger Road, Overpeck Centre, Ridgefield Park, New Jersey 07660.

    Preferred Stock Purchase Rights. On November 20, 1987, the Board of Directors of the Company declared a dividend distribution of one Preferred Stock Purchase Right (a "Right") for each outstanding share of Common Stock to stockholders of record at the close of business on December 1, 1987. Each Right entitles the record holder to purchase from the Company, from and after the Distribution Date (as defined below), one one-hundredth of a share of the Company's Series A Junior Participating Preferred Stock, without par value (the "Series A Preferred Stock"), at a price of $125 (the "Purchase Price"), subject to adjustment in certain circumstances. The description and terms of the Rights are set forth in a Rights Agreement, dated as of November 23, 1987 (the "Rights Agreement"), between the Company and The Chase Manhattan Bank, N.A. ("Chase"), as amended. Mellon Securities Trust Company succeeded Chase as Rights Agent under the Rights Agreement effective January 1, 1992.

    The Distribution Date will occur upon the earlier of (i) 15 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of Common Stock (the "Stock Acquisition Date"), or (ii) 10 business days following the commencement of a tender offer or exchange offer if, upon consummation thereof, the person or group making such offer would be the beneficial owner of 30% or more of the outstanding shares of Common Stock. Until the Distribution Date,
(i) the Rights will be evidenced by Common Stock certificates and will be transferred only with such Common Stock certificates, (ii) new Common Stock certificates issued after December 1, 1987 will contain a notation incorporating the Rights Agreement by reference and (iii) the surrender for transfer of any Common Stock certificate will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate.

    The Rights are not exercisable until the Distribution Date and will expire at the close of business on December 1, 1997, unless earlier exercised or redeemed.

    If, at any time following the Distribution Date, (i) the Company is the surviving corporation in a merger with an Acquiring Person and the Common Stock is not changed or exchanged, (ii) an Acquiring Person becomes the beneficial owner of 30% or more of the outstanding shares of Common Stock (other than by an offer for all outstanding shares of Common Stock at a price and on terms which the majority of the independent directors of the Company determine to be fair to, and otherwise in the best interests of, stockholders), or (iii) an Acquiring Person receives equity securities (other than by a pro rata distribution) from the Company, acquires from or transfers to the Company assets with a fair market value exceeding $10,000,000 or engages in certain other "self-dealing" transactions specified in the Rights Agreement, each holder of a Right will have the right to receive, upon the exercise thereof, Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to two times the exercise price of the Right. However, Rights are not so exercisable following the occurrence of such events until they are no longer redeemable. In any such event, any Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by an Acquiring Person will be null and void.

    At any time following the Stock Acquisition Date, if (i) the Company engages in a merger or consolidation in which it is not the surviving corporation or in which it is the surviving corporation, but all or part of the Common Stock is changed or exchanged, or (ii) 50% or more of the Company's assets or earning power is transferred, each holder of a Right will have the right to receive, upon the exercise thereof, common stock of the acquiring company having a value equal to two times the exercise price of the Right. The Rights may not be so exercised in the case of a merger or consolidation
(a) which follows an offer described in clause (ii) of the preceding paragraph and (b) in which the form of consideration is the same as was paid in such offer.

    At any time until fifteen days following the Stock Acquisition Date, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $.05 per Right, payable in cash or securities or both. Thereafter, this right of redemption may be reinstated if an Acquiring Person reduces his beneficial ownership to 10% or less of the outstanding shares of Common Stock in a transaction or series of transactions not involving the Company and there are no other Acquiring Persons.

    Until a Right is exercised, the holder thereof will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

    Shares of Series A Preferred Stock purchasable upon exercise of the Rights will not be redeemable. Each one one-hundredth of a share of Series A Preferred Stock will be entitled to (i) an aggregate quarterly dividend equal to the greater of (a) the quarterly dividend declared per share of Common Stock or (b) $.10, (ii) upon liquidation, a minimum preferential liquidation payment of $1.00 and an aggregate liquidation payment equal to the liquidation payment made per share of Common Stock, (iii) one vote, voting together with the shares of Common Stock and (iv) in the event of any merger, consolidation or other transaction in which shares of Common Stock are exchanged, the same amount received per share of Common Stock. These rights are protected by customary anti-dilution provisions. Because of the nature of the Series A Preferred Stock's dividend, liquidation and voting rights, the value of each one one-hundredth of a share of Series A Preferred Stock purchasable upon exercise of a Right should approximate the value of one share of Common Stock.



Delaware General Corporation Law Section 203

    The Company is subject to the provisions of Section 203 of the General Corporation Law of the State of Delaware ("DGCL Section 203"), the "business combination" statute. In general, the statute prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares described in DGCL Section 203), or (iii) on or after such date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders and by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the "interested stockholder". "Business combination" is defined to include mergers, asset sales and certain other transactions resulting in a financial benefit to a stockholder. An "interested stockholder" is defined generally as a person who, together with affiliates and associates, owns (or, within the prior three years, did own) 15% or more of a corporation's voting stock. The Company's Restated Certificate of Incorporation does not exclude the Company from the restrictions imposed under DGCL Section 203. Thus, such statute could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to the Company and, accordingly, may discourage attempts to acquire the Company.

Advance Notice Requirements

    The Company's By-Laws require advance written notice of any business to be conducted at an annual or special meeting of the stockholders (other than business included in the proxy materials or brought before the meeting by or at the direction of the Board of Directors or of the officer presiding over the meeting). For such business to be properly before the meeting, the notice must contain certain information concerning the item of business and the proposing stockholder. The notice must be received by the Secretary of the Company (i) in the case of a special meeting, not more than 10 days after the date of the Company's written notice of the meeting and (ii) in the case of an annual meeting, not less than 30 days before the anniversary date of the Company's written notice of the previous year's annual meeting. These requirements could have the effect of preventing a stockholder who had not furnished the necessary notice from attempting to nominate directors or conduct business from the floor during the course of the meeting and could therefore impair such stockholder's ability to use such methods in connection with a proposed takeover of the Company.

DESCRIPTION OF PRIDES

    The summary contained herein of the terms of shares of PRIDES does not purport to be complete and is subject to and qualified in its entirety by reference to all of the provisions of the Company's Restated Certificate of Incorporation and form of Certificate of Designations relating to the shares of PRIDES (the "Certificate of Designations"), a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

    The Company's Board of Directors and the 1993 Preferred Stock Committee thereof have adopted resolutions authorizing the issuance of 11,000,000 shares of 7% PRIDES, Convertible Preferred Stock, stated value $47.25 per share.

Dividends

    Holders of shares of PRIDES will be entitled to receive, when and as declared by the Board of Directors out of funds legally available therefor, cash dividends from the date of initial issuance of the shares of PRIDES at the rate per annum of 7% of the stated value per share (equivalent to $3.31 per annum or $.8275 per quarter for each share of PRIDES), payable quarterly in arrears on each April 1, July 1, October 1 and December 31, or, if any such date is not a business day, on the next succeeding business day; provided, however, that with respect to any dividend period during which a redemption occurs, the Company may, at its option, declare accrued dividends to, and pay such dividends on, the date fixed for redemption, in which case such dividends would be payable in cash to the holders of shares of PRIDES as of the record date for such dividend payment and would not be included in the calculation of the related PRIDES Call Price as set forth below. The first dividend period will be from the date of initial issuance of the shares of PRIDES to but excluding April 1, 1994, and the first dividend will be payable on April 1, 1994. Dividends will cease to accrue in respect of the shares of PRIDES on the Mandatory Conversion Date or on the date of their earlier conversion or redemption.

    Dividends will be payable to holders of record as they appear on the stock register of the Company on such record dates, not less than 15 nor more than 60 days preceding the payment date thereof, as shall be fixed by the Board of Directors. Dividends payable on shares of PRIDES for any period less than a full quarterly dividend period will be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in any period less than one month.

    Dividends on shares of PRIDES will accrue whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Accrued but unpaid dividends on shares of PRIDES will cumulate as of the dividend payment date on which they first become payable, but no interest will accrue on accumulated but unpaid dividends on shares of PRIDES.

    The shares of PRIDES will rank on a parity, both as to payment of dividends and distribution of assets upon liquidation, with any future preferred stock issued by the Company that by its terms ranks pari passu with the shares of PRIDES.

    As long as any shares of PRIDES are outstanding, no dividends (other than dividends payable in shares of, or warrants, rights or options exercisable for or convertible into shares of, Common Stock, Second Preferred Stock or any other capital stock of the Company ranking junior to the PRIDES as to the payment of dividends or the distribution of assets upon liquidation ("Junior Stock") and cash in lieu of fractional shares in connection with any such dividend) will be paid or declared in cash or otherwise, nor will any other distribution be made (other than a distribution payable in Junior Stock and cash in lieu of fractional shares in connection with any such distribution), on any Junior Stock unless (i) full dividends on Preferred Stock (including the shares of PRIDES) that does not constitute Junior Stock ("Parity Preferred Stock") have been paid, or declared and set aside for payment, for all dividend periods terminating at or before the date of such Junior Stock dividend or distribution payment to the extent such dividends are cumulative; (ii) dividends in full for the current quarterly dividend period have been paid, or declared and set aside for payment, on all Parity Preferred Stock to the extent such dividends are cumulative; (iii) the Company has paid or set aside all amounts, if any, then or theretofore required to be paid or set aside for all purchase, retirement, and sinking funds, if any, for any Parity Preferred Stock; and (iv) the Company is not in default on any of its obligations to redeem any Parity Preferred Stock.

    In addition, as long as any shares of PRIDES are outstanding, no shares of any Junior Stock may be purchased, redeemed, or otherwise acquired by the Company or any of its subsidiaries (except in connection with a reclassification or exchange of any Junior Stock through the issuance of other Junior Stock (and cash in lieu of fractional shares in connection therewith) or the purchase, redemption or other acquisition of any Junior Stock with any Junior Stock (and cash in lieu of fractional shares in connection therewith)), nor may any funds be set aside or made available for any sinking fund for the purchase or redemption of any Junior Stock unless: (i) full dividends on Parity Preferred Stock have been paid, or declared and set aside for payment, for all dividend periods terminating at or before the date of such purchase or redemption to the extent such dividends are cumulative; (ii) dividends in full for the current quarterly dividend period have been paid, or declared and set aside for payment, on all Parity Preferred Stock to the extent such dividends are cumulative; (iii) the Company has paid or set aside all amounts, if any, then or theretofore required to be paid or set aside for all purchase, retirement, and sinking funds, if any, for any Parity Preferred Stock; and (iv) the Company is not in default on any of its obligations to redeem any Parity Preferred Stock.

    Subject to the provisions described above, such dividends or other distributions (payable in cash, property, or Junior Stock) as may be determined by the Board of Directors may be declared and paid on the shares of any Junior Stock from time to time and Junior Stock may be purchased, redeemed or otherwise acquired by the Company or any of its subsidiaries from time to time. In the event of the declaration and payment of any such dividends or other distributions, the holders of such Junior Stock will be entitled, to the exclusion of holders of any Parity Preferred Stock, to share therein according to their respective interests.

    As long as any shares of PRIDES are outstanding, dividends or other distributions may not be declared or paid on any Parity Preferred Stock (other than dividends or other distributions payable in Junior Stock and cash in lieu of fractional shares in connection therewith), and the Company may not purchase, redeem or otherwise acquire any Parity Preferred Stock (except with any Junior Stock and cash in lieu of fractional shares in connection therewith), unless either: (a)(i) full dividends on Parity Preferred Stock have been paid, or declared and set aside for payment, for all dividend periods terminating at or before the date of such Parity Preferred Stock dividend, distribution, purchase, redemption or other acquisition payment to the extent such dividends are cumulative; (ii) dividends in full for the current quarterly dividend period have been paid, or declared and set aside for payment, on all Parity Preferred Stock to the extent such dividends are cumulative; (iii) the Company has paid or set aside all amounts, if any, then or theretofore required to be paid or set aside for all purchase, retirement, and sinking funds, if any, for any Parity Preferred Stock; and (iv) the Company is not in default on any of its obligations to redeem any Parity Preferred Stock; or (b) with respect to the payment of dividends only, any such dividends will be declared and paid pro rata so that the amounts of any dividends declared and paid per share of PRIDES and each other share of Parity Preferred Stock will in all cases bear to each other the same ratio that accrued dividends (including any accumulation with respect to unpaid dividends for prior dividend periods, if such dividends are cumulative) per share of PRIDES and such other shares of Parity Preferred Stock bear to each other.



Mandatory Conversion of PRIDES

    Unless previously either redeemed or converted at the option of the holder into Common Stock, as hereinafter described, on the Mandatory Conversion Date, each outstanding share of PRIDES will mandatorily convert into (i) shares of Common Stock at the Common Equivalent Rate (as defined herein) in effect on such date and (ii) the right to receive cash in an amount equal to all accrued and unpaid dividends on such shares of PRIDES (other than previously declared dividends payable to a holder of record as of a prior date) to the Mandatory Conversion Date, whether or not declared, out of funds legally available for the payment of dividends, subject to the right of the Company to redeem the shares of PRIDES on or after December 31, 1996, and before the Mandatory Conversion Date, as described below, and subject to the conversion of the shares of PRIDES at the option of the holder at any time before the Mandatory Conversion Date, as described below. The "Common Equivalent Rate" is initially one share of Common Stock for each share of PRIDES and is subject to adjustment as described below. Dividends will cease to accrue on the Mandatory Conversion Date in respect of the shares of PRIDES then outstanding.

    Because the price of the Common Stock is subject to market fluctuations, the value of the Common Stock that may be received by holders of shares of PRIDES upon their mandatory conversion may be more or less than the amount paid for the shares of PRIDES offered hereby.

Optional Redemption

    Shares of PRIDES are not redeemable by the Company before December 31, 1996. At any time and from time to time on or after that date until immediately before the Mandatory Conversion Date, the Company will have the right to redeem, in whole or in part, the outstanding shares of PRIDES. Upon any such redemption, the Company will deliver to the holder thereof in exchange for each share of PRIDES subject to redemption the greater of: (i) the number of shares of Common Stock equal to the applicable Call Price (as described below) in effect on the redemption date divided by the Current Market Price of the Common Stock, determined as of the second trading day immediately preceding the Notice Date (as defined below), or (ii) .82 of a share of Common Stock (subject to adjustment in the same manner as the Optional Conversion Rate (as defined below) is adjusted). Dividends will cease to accrue on the shares of PRIDES on the date fixed for their redemption.

    The Call Price of each share of PRIDES is the sum of (i) $48.077 on and after December 31, 1996, to and including March 31, 1997; $47.870 on and after April 1, 1997, to and including June 30, 1997; $47.663 on and after July 1, 1997, to and including September 30, 1997; $47.457 on and after October 1, 1997, to and including November 30, 1997; and $47.25 (being the price to the public of a share of PRIDES appearing on the cover page of this Prospectus) on and after December 1, 1997, to and including December 31, 1997; and (ii) all accrued and unpaid dividends thereon to but not including the date fixed for redemption (other than previously declared dividends payable to a holder of record as of a prior date).

    The "Current Market Price" per share of the Common Stock on any date of determination means the lesser of (x) the average of the closing sale prices of the Common Stock as reported on the NYSE Composite Tape for the 15 consecutive trading days ending on and including such date of determination or (y) the closing sale price of the Common Stock as reported on the NYSE Composite Tape for such date of determination; provided, however, that, with respect to any redemption of shares of PRIDES, if any event resulting in an adjustment of the Common Equivalent Rate occurs during the period beginning on the first day of such 15-day period and ending on the applicable redemption date, the Current Market Price as determined pursuant to the foregoing will be appropriately adjusted to reflect the occurrence of such event. The "Notice Date" with respect to any notice given by the Company in connection with a redemption of the shares of PRIDES means the date on which first occurs either the public announcement of such redemption or the commencement of mailing of such notice to the holders of shares of PRIDES.

    If fewer than all the outstanding shares of PRIDES are to be called for redemption, shares of PRIDES to be called will be selected by the Company from outstanding shares of PRIDES not previously called by lot or pro rata (as nearly as may be) or by any other method determined by the Board of Directors in its sole discretion to be equitable.

    The Company will provide notice of any redemption of shares of PRIDES to holders of record of the shares of PRIDES to be called for redemption not less than 15 nor more than 60 days before the date fixed for redemption. Accordingly, the earliest Notice Date for any call for redemption of shares of PRIDES will be November 1, 1996. Any such notice will be provided by mail, sent to the holders of record of the shares of PRIDES to be called at each such holder's address as it appears on the stock register of the Company, first class postage prepaid; provided, however, that failure to give such notice or any defect therein will not affect the validity of the proceeding for redemption of any shares of PRIDES to be redeemed except as to the holder to whom the Company has failed to give such notice or whose notice was defective. On and after the redemption date, all rights of the holders of the shares of PRIDES called for redemption will terminate except the right to receive the redemption price (unless the Company defaults on the payment of the redemption price). A public announcement of any call for redemption will be made by the Company before, or at the time of, the mailing of such notice of redemption.

    Each holder of shares of PRIDES called for redemption must surrender the certificates evidencing such shares of PRIDES to the Company at the place designated in the notice of redemption and will thereupon be entitled to receive certificates for shares of Common Stock and cash for any fractional share amount.

Conversion at the Option of the Holder

    The shares of PRIDES are convertible, in whole or in part, at the option of the holders thereof, at any time before the Mandatory Conversion Date, unless previously redeemed, into shares of Common Stock at a rate of .82 of a share of Common Stock for each share of PRIDES (the "Optional Conversion Rate"), equivalent to a conversion price of $57.622 per share of Common Stock (the "Conversion Price"), subject to adjustment as described below. The right to convert shares of PRIDES called for redemption will terminate immediately before the close of business on any redemption date with respect to such shares.

    Conversion of shares of PRIDES at the option of the holder may be effected by delivering certificates evidencing such shares of PRIDES, together with written notice of conversion and a proper assignment of such certificates to the Company or in blank (and, if applicable, cash payment of an amount equal to the dividend attributable to the current quarterly dividend period payable on such shares), to the office of the transfer agent for PRIDES or to any other office or agency maintained by the Company for that purpose and otherwise in accordance with conversion procedures established by the Company. Each optional conversion will be deemed to have been effected immediately before the close of business on the date on which the foregoing requirements have been satisfied. The conversion will be at the Optional Conversion Rate in effect at such time and on such date.

    Holders of shares of PRIDES at the close of business on a record date for any payment of declared dividends will be entitled to receive the dividend payable on such shares of PRIDES on the corresponding dividend payment date notwithstanding the optional conversion of such shares of PRIDES following such record date and before such dividend payment date. However, shares of PRIDES surrendered for conversion after the close of business on a record date for any payment of declared dividends and before the opening of business on the next succeeding dividend payment date must be accompanied by payment in cash of an amount equal to the dividend attributable to the current quarterly dividend period payable on such date (unless such shares of PRIDES are subject to redemption on a redemption date between such record date and such dividend payment date). A holder of shares of PRIDES called for redemption on December 31, 1996 or any other dividend payment date will receive the dividend on such shares of PRIDES payable on that date and will be able to convert such shares of PRIDES after the record date for such dividend without paying an amount equal to such dividend to the Company upon conversion. Except as provided above, upon any optional conversion of shares of PRIDES, the Company will make no payment of or allowance for unpaid dividends, whether or not in arrears, on such shares of PRIDES, or for previously declared dividends or distributions on the shares of Common Stock issued upon such conversion.

Enhanced Dividend Yield; Less Equity Appreciation than Common Stock

    Dividends will accrue on the shares of PRIDES at a higher rate than the rate at which dividends are currently paid on the Common Stock. The opportunity for equity appreciation afforded by an investment in shares of PRIDES is less than that afforded by an investment in the Common Stock because the Conversion Price is higher than the per share price to the public of the shares of PRIDES and the Company may, at its option, redeem the shares of PRIDES at any time on or after December 31, 1996 and before the Mandatory Conversion Date, and may be expected to do so, if, among other circumstances, the Current Market Price of the Common Stock exceeds the Call Price for a share of PRIDES. In such event, a holder of a share of PRIDES will receive less than one share of Common Stock but no less than .82 of a share of Common Stock. A holder may also surrender for conversion any shares of PRIDES called for redemption up to the close of business on the redemption date, and a holder that so elects to convert will receive .82 of a share of Common Stock per share of PRIDES. The per share value of Common Stock received by holders of shares of PRIDES may be more or less than the per share amount paid for the shares of PRIDES offered hereby, due to market fluctuations in the price of the Common Stock.

    As a result of these provisions, holders of shares of PRIDES would be expected to realize no equity appreciation if the Current Market Price of the Common Stock is below the Conversion Price, and less than all of such appreciation if the Current Market Price of the Common Stock is above the Conversion Price. Holders of shares of PRIDES will realize the entire decline in equity value if the Current Market Price of the Common Stock is less than the price paid for a share of PRIDES.

Conversion Adjustments

    The Common Equivalent Rate and the Optional Conversion Rate are each subject to adjustment as appropriate in certain circumstances, including if the Company (a) pays a stock dividend or makes a distribution with respect to its Common Stock in shares of Common Stock; (b) subdivides or splits its outstanding Common Stock; (c) combines its outstanding Common Stock into a smaller number of shares; (d) issues by reclassification of its shares of Common Stock any shares of Common Stock; (e) issues certain rights or warrants to all holders of its Common Stock; or (f) pays a dividend or distributes to all holders of its Common Stock evidences of its indebtedness, cash or other assets (including capital stock of the Company other than Common Stock but excluding any cash dividends or distributions, other than "Extraordinary Cash Distributions", and dividends referred to in clause (a) above). In addition, the Company will be entitled (but will not be required) to make upward adjustments in the Common Equivalent Rate, the Optional Conversion Rate and the Call Price as the Company, in its discretion, determines to be advisable, in order that any stock dividend, subdivision of shares, distribution of rights to purchase stock or securities, or distribution of securities convertible into or exchangeable for stock (or any transaction which could be treated as any of the foregoing transactions under Section 305 of the Internal Revenue Code of 1986, as amended) hereafter made by the Company to its stockholders will not be taxable. "Extraordinary Cash Distribution" means, with respect to any consecutive 12-month period, all cash dividends and cash distributions on the Common Stock during such period (other than cash dividends and cash distributions for which a prior adjustment to the Common Equivalent Rate and Optional Conversion Rate was previously made) to the extent such dividends and distributions exceed, on a per share of Common Stock basis, 10% of the average daily closing price of the Common Stock over such period. All adjustments to the Common Equivalent Rate and the Optional Conversion Rate will be calculated to the nearest 1/100th of a share of Common Stock. No adjustment in the Common Equivalent Rate or the Optional Conversion Rate will be required unless such adjustment would require an increase or decrease of at least one percent therein; provided, however, that any adjustments which, by reason of the foregoing, are not required to be made will be carried forward and taken into account in any subsequent adjustment. All adjustments will be made successively.

    Whenever the Common Equivalent Rate and the Optional Conversion Rate are adjusted as provided in the preceding paragraph, the Company will file with the transfer agent for the shares of PRIDES a certificate with respect to such adjustment, make a prompt public announcement thereof and mail a notice to holders of the shares of PRIDES providing specified information with respect to such adjustment. At least 10 business days before taking any action that could result in certain adjustments in the Common Equivalent Rate and the Optional Conversion Rate, the Company will notify each holder of shares of PRIDES concerning such proposed action.

Adjustment for Certain Consolidation or Mergers

    In case of (i) any consolidation or merger to which the Company is a party (other than a merger or consolidation in which the Company is the surviving or continuing corporation and in which the shares of Common Stock outstanding immediately before the merger or consolidation remain unchanged), (ii) any sale or transfer to another corporation of the property of the Company as an entirety or substantially as an entirety, or (iii) any statutory exchange of securities with another corporation (other than in connection with a merger or acquisition), each share of PRIDES will, after consummation of such transaction, be subject to (A) conversion at the option of the holder into the kind and amount of securities, cash, or other property receivable upon consummation of such transaction by a holder of the number of shares of Common Stock into which such share of PRIDES might have been converted immediately before consummation of such transaction, (B) conversion on the Mandatory Conversion Date into the kind and amount of securities, cash, or other property receivable upon consummation of such transaction by a holder of the number of shares of Common Stock into which such share of PRIDES would have been converted if the conversion on the Mandatory Conversion Date had occurred immediately before the date of consummation of such transaction, plus the right to receive cash in an amount equal to all accrued and unpaid dividends on such share of PRIDES (other than previously declared dividends payable to a holder of record as of a prior date), and (C) redemption on any redemption date in exchange for the kind and amount of securities, cash, or other property receivable upon consummation of such transaction by a holder of the number of shares of Common Stock that would have been issuable at the Call Price in effect on such redemption date upon a redemption of such shares of PRIDES immediately before consummation of such transaction, assuming that, if the Notice Date for such redemption is not before such transaction, the Notice Date had been the date of such transaction; and assuming in each case that such holder of shares of Common Stock failed to exercise rights of election, if any, as to the kind or amount of securities, cash, or other property receivable upon consummation of such transaction (provided that, if the kind or amount of securities, cash, or other property receivable upon consummation of such transaction is not the same for each non-electing share, then the kind and amount of securities, cash, or other property receivable upon consummation of such transaction for each non-electing share will be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares). The kind and amount of securities into or for which the shares of PRIDES will be convertible or redeemable after consummation of such transaction will be subject to adjustment as described above under the caption "Conversion Adjustments" following the date of consummation of such transaction. The Company may not become a party to any such transaction unless the terms thereof are consistent with the foregoing.

Fractional Shares

    No fractional shares of Common Stock will be issued upon redemption or conversion of shares of PRIDES. In lieu of any fractional share otherwise issuable in respect of the aggregate number of shares of PRIDES of any holder that are redeemed or converted on any redemption date or upon mandatory conversion or any optional conversion, such holder will be entitled to receive an amount in cash equal to the same fraction of the (i) Current Market Price of the Common Stock, determined as of the second trading day immediately preceding the Notice Date, in the case of redemption, or (ii) Closing Price (as defined in the Certificate of Designations) of the Common Stock determined (A) as of the fifth trading day immediately preceding the Mandatory Conversion Date, in the case of mandatory conversion, or (B) as of the second trading day immediately preceding the effective date of conversion, in the case of an optional conversion by a holder.

Rights Agreement

    Reference is made to the section "Description of Capital Stock--Common Stock--Preferred Stock Purchase Rights" for a description of the Company's Rights Agreement. Shares of Common Stock issued upon conversion or redemption of the shares of PRIDES may be entitled to receive Rights in accordance with the terms and conditions of the Rights Agreement. The method of calculation of the Current Market Price of the Common Stock does not take into account any separate value of the Rights, except to the extent any such value may be reflected in the Current Market Price.

Liquidation Rights

    In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company, and subject to the rights of holders of any other series of Preferred Stock, the holders of outstanding shares of PRIDES are entitled to receive an amount equal to the per share price to the public of the shares of PRIDES shown on the cover page of this Prospectus, plus accrued and unpaid dividends thereon, out of the assets of the Company available for distribution to stockholders, before any distribution of assets is made to holders of Common Stock, Second Preferred Stock or any other capital stock ranking junior to PRIDES upon liquidation, dissolution, or winding up.

    If upon any voluntary or involuntary liquidation, dissolution, or winding up of the Company, the assets of the Company are insufficient to permit the payment of the full preferential amounts payable with respect to the shares of PRIDES and all other series of Parity Preferred Stock, the holders of shares of PRIDES and of all other series of Parity Preferred Stock will share ratably in any distribution of assets of the Company in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of shares of PRIDES will not be entitled to any further participation in any distribution of assets by the Company. A consolidation or merger of the Company with or into one or more other corporations (whether or not the Company is the corporation surviving such consolidation or merger), or a sale, lease or exchange of all or substantially all of the assets of the Company will not be deemed to be a voluntary or involuntary liquidation, dissolution, or winding up of the Company.

Voting Rights

    The holders of shares of PRIDES will have the right with the holders of Common Stock to vote in the election of Directors and upon each other matter coming before any meeting of the holders of Common Stock on the basis of 4/5 of a vote for each share of PRIDES held. The holders of shares of PRIDES and the holders of Common Stock will vote together as one class on such matters except as otherwise provided by law or by the Company's Restated Certificate of Incorporation.

    In the event that dividends on the shares of PRIDES or any other series of Preferred Stock are in arrears and unpaid for six quarterly dividend periods, or if any other series of Preferred Stock is entitled for any other reason to exercise voting rights, separate from the Common Stock, to elect any Directors of the Company ("Preferred Stock Directors"), the holders of the shares of PRIDES (voting separately as a class with holders of all other series of Preferred Stock upon which like voting rights have been conferred and are exercisable), with each share of PRIDES entitled to one vote on this and other matters in which Preferred Stock votes as a group, will be entitled to vote for the election of two Directors, such Directors to be in addition to the number of Directors constituting the Board of Directors immediately before the accrual of such right. Such right, when vested, will continue until all dividends in arrears and payable on the shares of PRIDES and such other series of Preferred Stock have been paid in full and the right of any other series of Preferred Stock to exercise voting rights, separate from the Common Stock, to elect Preferred Stock Directors of the Company terminates or has terminated, and, when so paid and any such termination occurs or has occurred, such right of the holders of the shares of PRIDES will cease. The term of office of any Director elected by the holders of the shares of PRIDES and such other series will terminate on the earlier of (i) the next annual meeting of stockholders at which a successor has been elected and qualified or (ii) the termination of the right of holders of the shares of PRIDES and such other series to vote for such Directors.

    The Company will not, without the approval of the holders of at least 66-2/3 percent of the shares of PRIDES then outstanding: (i) amend, alter, or repeal any of the provisions of the Restated Certificate of Incorporation or By-Laws of the Company so as to affect adversely the powers, preferences, or rights of the holders of the shares of PRIDES then outstanding or reduce the minimum time for any required notice to which the holders of the shares of PRIDES then outstanding may be entitled (an amendment of the Restated Certificate of Incorporation to authorize or create, or to increase the authorized amount of, Common Stock, Second Preferred Stock or other Junior Stock or any stock of any class ranking on a parity with the shares of PRIDES being deemed not to affect adversely the powers, preferences, or rights of the holders of the shares of PRIDES); (ii) authorize or create, or increase the authorized amount of, any stock of any class, or any security convertible into capital stock of any class, ranking prior to the shares of PRIDES either as to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Company; or (iii) merge or consolidate with or into any other corporation, unless each holder of shares of PRIDES immediately preceding such merger or consolidation receives or continues to hold in the resulting corporation the same number of shares, with substantially the same rights and preferences, as correspond to the shares of PRIDES so held.

    The Company will not, without the approval of the holders of at least a majority of the shares of PRIDES then outstanding: (i) increase the authorized number of shares of Preferred Stock; or (ii) create, or increase the authorized number of shares of, any other class or classes of capital stock of the Company ranking on a parity with the Preferred Stock, either as to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Company, or create any stock or other security convertible into or exchangeable for or evidencing the right to purchase any stock of such other class ranking on a parity with the Preferred Stock, or increase the authorized number of shares of any such other class or amount of such other stock or security.

    Notwithstanding the provisions summarized in the preceding two paragraphs, no such approval described therein of the holders of the shares of PRIDES will be required if, at or before the time when such amendment, alteration, or repeal is to take effect or when the authorization, creation, increase or issuance of any such prior or parity stock or convertible security is to be made, or when such consolidation or merger, voluntary liquidation, dissolution, or winding up, sale, lease, conveyance, purchase, or redemption is to take effect, as the case may be, provision is made for the redemption of all shares of PRIDES at the time outstanding.

Transfer Agent and Registrar

    Mellon Securities Trust Company, 85 Challenger Road, Overpeck Centre, Ridgefield Park, New Jersey 07660 will act as transfer agent and registrar for, and paying agent for the payment of dividends on, the shares of PRIDES.

Miscellaneous

    Upon issuance, the shares of PRIDES will be fully paid and nonassessable. Holders of shares of PRIDES have no preemptive rights. The Company will at all times reserve and keep available out of its authorized and unissued Common Stock, solely for issuance upon the conversion or redemption of shares of PRIDES, such number of shares of Common Stock as will from time to time be issuable upon the conversion or redemption of all the shares of PRIDES then outstanding. Shares of PRIDES redeemed for, or converted into, Common Stock of the Company or otherwise reacquired by the Company will resume the status of authorized and unissued shares of Preferred Stock, undesignated as to series, and will be available for subsequent issuance.

                        FEDERAL INCOME TAX CONSIDERATIONS

    The Company has received an opinion from its tax counsel, Robert A. Warwick, Esq., which addresses certain of the federal income tax consequences under existing law of the purchase, ownership, and disposition of the shares of PRIDES. A copy of that opinion is filed as an exhibit to the Registration Statement of which this Prospectus is a part, and the following summary of such tax consequences is qualified in its entirety by reference thereto, including the assumptions set forth therein. The Company does not intend to seek a ruling from the Internal Revenue Service (the "IRS") with respect to any of these tax consequences. The summary is presented for informational purposes only and is limited to a summary of the federal income tax consequences to investors who are citizens or residents of the United States or that are U.S. corporations. State, local and foreign tax consequences, tax consequences to special classes of investors, including tax-exempt organizations, insurance companies, banks, or dealers in securities, and tax consequences applicable to shares of PRIDES where the right to receive dividends has been stripped from the underlying security have not been summarized. Tax consequences may vary depending upon the particular status of an investor. The summary is limited to taxpayers who will hold shares of PRIDES or Common Stock received upon conversion or redemption of shares of PRIDES as "capital assets" within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). The summary is based upon current law, applicable Treasury Regulations, judicial authority, and current administrative rulings and practice, including certain amendments to the Code, made in 1989, 1990 and 1993, which have not yet been subject to definitive interpretation by the IRS or the courts. There can be no assurance that future changes in applicable law or administrative and judicial interpretations thereof will not adversely affect the tax consequences summarized herein or that there will not be differences of opinion as to the interpretation of applicable law.

    The following summary does not constitute, and should not be considered as, legal or tax advice to prospective investors. Each potential investor should consult with its own tax adviser before determining whether to purchase shares of PRIDES.

Dividends

    Dividends paid on shares of PRIDES will be taxable as ordinary income to the extent of the Company's current or accumulated earnings and profits. Dividends received by corporations out of such earnings and profits will generally qualify for the 70 percent dividends-received deduction, so long as the holder has held its shares of PRIDES for a sufficient time (generally more than 45 days) and the shares of PRIDES were not acquired with borrowed funds directly attributable to the shares of PRIDES under Section 246A of the Code. Where the dividends-received deduction is available, a portion of the amount deducted may have to be included by a corporation in computing its possible liability for alternative minimum tax.

    Under certain circumstances, a corporation that receives an "extraordinary dividend," as defined in Section 1059 of the Code, is required to reduce its stock basis by the non-taxed portion of such dividend (generally, the portion claimed as a dividends-received deduction). Quarterly dividends not in arrears paid to an original holder of shares of PRIDES generally will not constitute extraordinary dividends under Section 1059(c). Under a special rule in Section 1059(f), any dividend with respect to "disqualified preferred stock" is treated as an extraordinary dividend; however, while the issue is not free from doubt due to the lack of authority directly on point, the shares of PRIDES should not constitute "disqualified preferred stock."

Conversion into Common Stock

    As a general rule, no gain or loss will be recognized by a holder on the conversion of shares of PRIDES into shares of Common Stock if no cash is received. Dividend income may be recognized, however, to the extent cash is received in payment of dividends in arrears. In addition, gain may be recognized upon the receipt by a holder of cash in lieu of a fractional share of Common Stock.

    The tax basis of the shares of Common Stock received upon conversion will generally be equal to the tax basis of the shares of PRIDES converted (adjusted to reflect any income or gain recognized on the conversion). The holding period of the shares of such Common Stock will generally include the holding period of the shares of PRIDES converted.

Call or Conversion Premium

    Under certain circumstances, Section 305 of the Code requires that any excess of the redemption price of preferred stock over its issue price is includable in income, before receipt, as a constructive dividend. While the issue is not free from doubt due to a lack of authority directly on point, a holder of shares of PRIDES should not be required to include any call or conversion premium in income as a redemption premium under Section 305 of the Code.

Adjustment of Conversion Rate

    Certain adjustments (or failures to make adjustments) to the conversion rate, based on the Company's issuance of certain rights, warrants, evidences of its indebtedness, securities, or other assets to holders of its Common Stock, which have the effect of increasing the proportionate interest of a holder of shares of PRIDES in the Company's assets or earnings and profits, may result in constructive distributions taxable as dividends to such holder, which may constitute (and cause other dividends to constitute) extraordinary dividends to corporate holders.

Backup Withholding

    Certain noncorporate holders may be subject to backup withholding at a rate of 31 percent on dividends and certain consideration received upon the call or conversion of the shares of PRIDES. Generally, backup withholding applies only when the taxpayer fails to furnish or certify a proper Taxpayer Identification Number or when the taxpayer is notified by the IRS that the taxpayer has failed to report payments of interest and dividends properly. Holders should consult their tax advisers regarding their qualification for exemption from backup withholding and the procedure for obtaining any applicable exemption.

UNDERWRITING

    Subject to the terms and conditions set forth in a purchase agreement (the "Purchase Agreement") between the Company and each of the underwriters named below (the "Underwriters") for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated and CS First Boston Corporation are acting as representatives (the "Representatives"), the Company has agreed to sell to the Underwriters, and each of the Underwriters severally has agreed to purchase from the Company, the number of shares of PRIDES set forth opposite each Underwriter's name.

                                                     Number of
                 Underwriter                      Shares of PRIDES

    Merrill Lynch, Pierce, Fenner & Smith
                Incorporated . . . . . . . . . .     4,650,000
    CS First Boston Corporation  . . . . . . . .     4,650,000
    Goldman, Sachs & Co.   . . . . . . . . . . .       100,000
    Morgan Stanley & Co. Incorporated  . . . . .       100,000
    Salomon Brothers Inc   . . . . . . . . . . .       100,000
    S.G. Warburg & Co. Inc.  . . . . . . . . . .       100,000
    Davenport & Co. of Virginia, Inc.  . . . . .        50,000
    First Manhattan Co.  . . . . . . . . . . . .        50,000
    Invemed Associates, Inc.   . . . . . . . . .        50,000
    Kemper Securities, Inc.  . . . . . . . . . .        50,000
    Legg Mason Wood Walker, Incorporated . . . .        50,000
    Scott & Stringfellow, Inc.   . . . . . . . .        50,000
                                                    ----------

                 Total . . . . . . . . . . . . .    10,000,000


    In the Purchase Agreement, the Underwriters severally have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of PRIDES being sold pursuant to the Purchase Agreement if any of the shares being sold pursuant to the Purchase Agreement are purchased. Under certain circumstances, the commitments of non-defaulting Underwriters may be increased.

    The Representatives have advised the Company that they propose initially to offer the PRIDES to the public at the public offering price set forth on the cover page of the Prospectus and to certain dealers at such price less a concession not in excess of $.78 per share. The Underwriters may allow, and such dealers may reallow, a discount not in excess of $.10 per share on sales to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

    The Company has granted to the Underwriters an option, exercisable for 30 days after the date of this Prospectus, to purchase up to 1,000,000 shares of PRIDES at the price to the public set forth on the cover page of the Prospectus, less the underwriting discount. The Underwriters may exercise this option only to cover over-allotments, if any, made on the sale of PRIDES offered hereby. To the extent that the Underwriters exercise this option, each of the Underwriters will have a firm commitment, subject to certain conditions, to purchase the same percentage of such shares as the number of shares of PRIDES to be purchased by each Underwriter shown in the foregoing table bears to the total number of shares initially offered hereby.

    The Company has agreed, for a period of 90 days after the date of this Prospectus, to not, without the prior written consent of the Representatives, directly or indirectly, sell, offer to sell, grant any option for the sale of, or otherwise dispose of, any shares of its capital stock or securities convertible into or exchangeable for capital stock of the Company other than to the Underwriters pursuant to the Purchase Agreement, subject to certain exceptions set forth in the Purchase Agreement.

    Prior to this offering, there has been no public market for the PRIDES.
The initial public offering price for the PRIDES was determined by negotiations among the Company and the Representatives. Among the factors considered in determining the price to the public were the market price of the Company's Common Stock, an assessment of the Company's recent results of operations, the future prospects of the Company and the industry in general, market prices of securities of other companies engaged in activities similar to the Company and prevailing conditions in the securities market. There can be no assurance that an active trading market will develop for the PRIDES or that the PRIDES will trade in the public market subsequent to the offering at or above the initial public offering price.

    The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the 1933 Act, and to contribute to payments that the Underwriters may be required to make in respect thereof.

    The Underwriters and their affiliates have performed various investment banking and commercial banking services for the Company and its affiliates, for which they have received customary compensation. William O. Bourke and Charles
A. Sanders, directors of the Company, are directors of Merrill Lynch & Co., Inc., the parent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Robert L. Hintz, a director of the Company, is a director of Scott & Stringfellow, Inc.

                                 LEGAL OPINIONS

    Certain aspects of the legality of the shares of PRIDES offered hereby, and the Common Stock issuable upon the conversion or redemption thereof, will be passed upon for the Company by D. Michael Jones, Esq., Vice President, General Counsel and Secretary of the Company. Certain legal matters with respect to the shares of PRIDES offered hereby will be passed upon for the Underwriters by Brown & Wood, New York, New York.

    Mr. Jones, in his capacity as Vice President, General Counsel and Secretary of the Company, is paid a salary by the Company and is a participant in various employee benefit plans offered to employees of the Company. Robert A. Warwick, Esq., in his capacity as Tax Counsel of the Company, is paid a salary by the Company and is a participant in various employee benefit plans offered to employees of the Company.

                                     EXPERTS

    The consolidated financial statements of Reynolds Metals Company appearing in the Company's Annual Report (Form 10-K) for the year ended December 31, 1992, as amended, have been audited by Ernst & Young, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    No person is authorized to give
any information or to make any
representation other than those
contained in this Prospectus in
connection with the offer contained                  10,000,000 Shares
herein and, if given or made, such
information or representation must                       [LOGO]
not be relied upon as having been
authorized.  This Prospectus does                    REYNOLDS METALS
not constitute an offer to sell or                       COMPANY
a solicitation of an offer to buy
any securities other than the
securities to which this Prospectus
relates and shall not constitute an
offer to sell or a solicitation of
an offer to buy such securities in
any circumstances in which such
offer or solicitation is unlawful.
Neither the delivery of this
Prospectus nor any sale made
hereunder shall, under any
circumstances, create any                               7% PRIDES*
implication that the information
contained herein is correct as
of any time subsequent to the
date of such information.

                                                Convertible Preferred Stock,
                                               Stated Value $47.25 per Share

                                                ____________________________

              TABLE OF CONTENTS                          PROSPECTUS
                                                ____________________________


                                      Page
Available Information . . . . . . . .   2
Incorporation of Certain Documents
 by Reference . . . . . . . . . . . .   2
Prospectus Summary. . . . . . . . . .   3            Merrill Lynch & Co.
Investment Considerations . . . . . .   6
The Company . . . . . . . . . . . . .   8              CS First Boston
Recent Developments . . . . . . . . .   9
Use of Proceeds . . . . . . . . . . .  10
Capitalization  . . . . . . . . . . .  10
Common Stock Prices and Dividends . .  11
Selected Financial Information  . . .  12              January 18, 1994
Description of Capital Stock  . . . .  13
Description of PRIDES  . . . . . . .   15
Federal Income Tax Considerations . .  22
Underwriting  . . . . . . . . . . . .  23
Legal Opinions  . . . . . . . . . . .  24       *Service mark of Merrill Lynch
Experts . . . . . . . . . . . . . . .  24                  & Co., Inc.